Exhibit 1A-2B

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

NEURMEDIX, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

NeurMedix, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.     That the name of this Corporation is NeurMedix, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on November 12, 2014.

2.      That the holders of a majority of the issued and outstanding shares of capital stock of the Corporation, and the Corporation’s board of directors (“Board of Directors” or the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

First: The name of this corporation is NeurMedix, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The Name of the registered agent at such address is National Corporate Research, Ltd.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth:

A.     Total Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue (the “Capital Stock”) is Two Hundred Forty Million (240,000,000) shares of Capital Stock which consists of, (1) Two Hundred Million (200,000,000) shares of common stock, $0.000001 par value per share (“Common Stock”) and (2) Forty Million (40,000,000) shares of Preferred Stock, $0.000001 par value per share (“Preferred Stock”). The number of authorized shares of any such class or classes or series may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of the capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock or the Preferred Stock (or any series thereof), voting as a separate class, unless a vote of any such holders is specifically required herein pursuant to the terms of any Preferred Stock. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

B.     Common Stock.

1.     General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical.

2.     Voting Rights. The holders of record of the Common Stock are entitled to one (1) vote for each share held on all matters to be voted on by the Corporation’s stockholders. There shall be no cumulative voting.

3.    Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation in their sole discretion, subject to provisions of law, and any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.     Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

C.     Preferred Stock.

1.     General. The Preferred Stock may be issued from time to time in one (1) or more series. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL (such certificate being hereinafter referred to as the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. In the event that at any time the Board shall have established and designated one (1) or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board as being part of a series previously established or a new series then being established by the Board. Notwithstanding the fixing of the number of shares constituting a particular series, the Board may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board as being part of a series previously established or a new series then being established by the Board. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Preferred Stock or of any series thereof, voting as a separate class, unless a vote of any such holders is specifically required pursuant to the terms of any Preferred Stock Designation.

2.     Authority of Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series of Preferred Stock and the distinctive designation of that series; (ii) the rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock; (iii) whether that series of Preferred Stock shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights; (iv) whether the shares of that series of Preferred Stock must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates); (v) whether the shares of that series of Preferred Stock shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof); (vi) the amounts, if any, payable under the shares thereof in the event of the liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances; (vii) sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and (viii) any other relative rights, preferences, limitations and powers of that series of Preferred Stock.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is Nyisha Shakur, c/o Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.     Management Vested in Board of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors’ need be by written ballot.

B.     Amendment of Bylaws. After the original or other Bylaws, have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws may be exercised by the Board. The Board shall have the power, subject to the terms and conditions of the By-laws, to make, adopt, alter, amend, change, add to or repeal the By-laws.

C.     Authority of Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the Board which would have been valid if such By-laws had not been adopted.

D.     Books of the Corporation. The books of the Corporation may be kept at such place within or outside the State of Delaware, as the Bylaws may provide or as may be designated from time to time by the Board.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board. The Corporation, by action of the Board, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the DGCL as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Eleventh.

TWELFTH: The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office. Subject to the By-laws, any director may be removed upon the affirmative vote or written consent of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of Capital Stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders. Any director can be removed “for cause” (as specified in the By-laws) by the other directors, without a vote or consent of the holders of the Capital Stock of the Corporation.

THIRTEENTH:

A.     Corporate Opportunities. In recognition of the fact that the Corporation and its directors, officers and stockholders, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such persons, the provisions of this Article Thirteenth are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such directors, officers and employees, acting in their capacities as such. Accordingly, to the fullest extent permitted by applicable law, no director, officer or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors, officers or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director, officer or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise solely and expressly by virtue of the director being a member of the Board of Directors or an officer or an employee of the Corporation (a “Restricted Opportunity”). In the event that any director, officer or stockholder, acting in his capacity as such, acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for the Corporation, but is not a Restricted Opportunity, such director, officer or stockholders, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director, officer or stockholder, acting in his capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this Article Thirteenth to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

B.     Confidential Information. The provisions of this Article Thirteenth shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this Article Thirteenth, this Article Thirteenth shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his fiduciary duties to the Corporation. For the avoidance of doubt, nothing contained in this Article Thirteenth amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective affiliates, on the one hand, and the Corporation and any of its affiliates, on the other hand, or any applicable employment or non-competition agreement.

C.     Amendment to Article Thirteenth. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, this Article Thirteenth may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least sixty seven percent (67%) of the Voting Stock. Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this Article Thirteenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Thirteenth shall eliminate or reduce the effect of this Article Thirteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Thirteenth, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

FOURTEENTH: The Corporation expressly elects to not be governed by Section 203 (or any successor provision) of the DGCL.

I, THE UNDERSIGNED, being the Chairman & Chief Executive Officer of the Corporation, for the purpose of forming a corporation pursuant to the DGCL, do make this amended and restated Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my signature as of this 30th day of January 2017.

Terren Peizer
Chairman & Chief Executive Officer